UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2015

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02.        Termination of a Material Definitive Agreement.

On October 26, 2015, Omega Healthcare Investors, Inc. redeemed all of the $575 million aggregate principal amount of its outstanding 6.75% Senior Notes due 2022, or the 2022 Notes. The 2022 Notes were originally issued under an Indenture dated as of October 4, 2010, as amended and supplemented, or the Indenture, by and among Omega, certain of its subsidiaries, as guarantors, and U.S. Bank National Association, as Trustee.

As previously reported, on September 25, 2015, at Omega’s direction, the Trustee gave notice to the holders of the 2022 Notes of Omega’s election to redeem all of the 2022 Notes on October 26, 2015.

On September 25, 2015, Omega irrevocably deposited approximately $615.0 million, or the Deposit, with the Trustee for application to (i) the scheduled semiannual payment of accrued interest on the 2022 Notes paid on October 15, 2015, and (ii) payment of the redemption price of the 2022 Notes. The redemption price consisted of 103.375% of the principal amount of the 2020 Notes, plus accrued and unpaid interest on such notes to, but not including, the date of redemption.

As a result of the foregoing, the obligations of Omega and its subsidiary guarantors under the 2022 Notes, the Indenture governing the 2022 Notes and the related subsidiary guarantees were terminated, and the Indenture was discharged. Notwithstanding the satisfaction and discharge of the 2022 Notes, the Indenture and the subsidiary guarantees, certain customary provisions of the Indenture relating to the compensation and indemnification of the Trustee and the application of trust money survive.

U.S. Bank National Association has performed corporate trust services for Omega from time to time, for which it has received customary compensation, and may do so again in the future.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated October 26, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: October 26, 2015	By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release dated October 26, 2015

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